ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

General

We are a cellular aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. Our clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced by our proprietary Fibrocell process. Our clinical development programs encompass both aesthetic and therapeutic indications.

Our lead product, LAVIV, is the first and only personalized aesthetic cell therapy approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults.

During 2009 we completed a Phase II study for the treatment of acne scars. We announced on November 3, 2011, that the first scientific presentation of data demonstrating the efficacy of LAVIV (azficel-T) in treating moderate-to-severe depressed acne scars was presented at the American Society for Dermatologic Surgery (ASDS) annual meeting in Washington, D.C. During 2008 we completed our open-label Phase II study related to full face rejuvenation.

We also developed and marketed an advanced skin care product line through our Agera subsidiary, in which we acquired a 57% interest in August 2006. On June 7, 2012 the Company entered into an agreement to sell all of the shares of common stock of Agera held by the Company. The closing of the agreement took place on August 31, 2012. As a result of the sale of Agera, the Company has restated the financial statements included in its Annual Report on Form 10-K for the year-ended December 31, 2011 to reflect the sale of Agera as discontinued operations.

Exit from Bankruptcy

On August 27, 2009, the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order, or Confirmation Order, confirming the Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009, or the Plan, of Isolagen, Inc. and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. The effective date of the Plan was September 3, 2009. Isolagen, Inc. and Isolagen Technologies, Inc. were subsequently renamed Fibrocell Science, Inc. and Fibrocell Technologies, Inc., respectively. We now operate outside of the restraints of the bankruptcy process, free of the debts and liabilities discharged by the Plan.

Critical Accounting Policies

The following discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with GAAP. However, certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of the control of management. As a result they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. The following discusses our critical accounting policies and estimates.

Intangible Assets: Intangible assets are research and development assets related to the Company’s primary study that was recognized upon emergence from bankruptcy. This value is related to research and development assets that are not subject to amortization.

Intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized equal in amount to that excess.

Income Taxes: An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss (“NOLs”) carryover. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Warrant Liability: We account for our warrants in accordance with U.S. GAAP. The warrants are measured at fair value and liability-classified under Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, (“ASC 815”) because the warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. Effective December 31, 2011, we calculated the fair value of the warrants using the Monte Carlo simulation valuation method due to the changes in the product status with the approval of LAVIV. Prior to December 31, 2011, the Black-Scholes option-pricing model was utilized due to the assumptions present prior to the approval of LAVIV. The fair value is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.

Preferred Stock and Derivative Liability: The preferred stock has been classified within the mezzanine section between liabilities and equity in its consolidated balance sheets in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) because any holder of Series A, B or D preferred stock may require us to redeem all of our Series A, B or D Preferred Stock in the event of a triggering event which is outside of our control.

The embedded conversion option for the Series A, B, and D Preferred Stock has been recorded as a derivative liability under ASC 815 in our consolidated balance sheet as of December 31, 2011 and December 31, 2010, and will be re-measured on our reporting dates. The fair value of the derivative liability is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. We will continue to classify the fair value of the embedded conversion option as a liability until the preferred stock is converted into common stock.

Stock-Based Compensation: We account for stock-based awards to employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. In addition, we account for stock-based compensation to nonemployees in accordance with the accounting guidance for equity instruments that are issued to other than employees. We use a Black-Scholes option-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Expected volatility is based on historical volatility of our competitor’s stock since the Predecessor Company ceased trading as part of the bankruptcy and emerged as a new entity. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted. We estimate future forfeitures of options based upon expected forfeiture rates.

Research and Development Expenses: Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. We accrue the costs of services rendered in connection with third-party contractor activities based on our estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.

Basis of Presentation

As of September 1, 2009, we adopted fresh-start accounting in accordance with ASC 852-10, Reorganizations. We selected September 1, 2009, as the date to effectively apply fresh-start accounting based on the absence of any material contingencies at the August 27, 2009 confirmation hearing and the immaterial impact of transactions between August 27, 2009 and September 1, 2009. The adoption of fresh-start accounting resulted in our company becoming a new entity for financial reporting purposes.

As a result of the disposal of Agera, the Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations and the assets and liabilities are classified as assets and liabilities of discontinued operations on the consolidated balance.

The following discussion should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements included in this Prospectus.

Results of Operations—Comparison of Years Ended December 31, 2011 and 2010

Revenue and Cost of Sales. Revenue and cost of sales for the years ended December 31, 2011 and 2010 were comprised of the following:

	Year Ended December 31,		Increase (Decrease)
	2011	2010	$000s	%
	(in thousands)
Total revenue	$—	$—	$—	—
Cost of sales	13	—	13	—

Gross profit	$(13)	$—	$(13)	—

On June 7, 2012 the Company entered into an agreement to sell all of the shares of common stock of Agera held by the Company. The closing of the transaction happened on August 31, 2012. The Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations. Cost of sales in 2011 has increased as compared to 2010 primarily due to component costs (containers, cartons and labels) related to the manufacturing of LAVIV.

Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 2011 and 2010 was comprised of the following:

	Year Ended December 31,		Increase (Decrease)
	2011	2010	$000s	%
	(in thousands)
Compensation and related expense	$4,506	$2,314	$2,192	95%
External services – consulting	691	940	(249)	(26)%
Marketing expense	3,809	146	3,663	2,509%
License fees	803	17	786	4,624%
Facilities and related expense and other	2,986	2,688	298	11%

Total selling, general and administrative expense	$12,795	$6,105	$6,690	110%

Selling, general and administrative expenses increased by approximately $6.7 million, or 110%, to $12.8 million for the year ended December 31, 2011 as compared to $6.1 million for the year ended December 31, 2010. The increase primarily consists of an increase in stock compensation expense of $1.8 million, an increase in salaries of $0.4 million, an increase in marketing expense of $3.7 million in preparation of the launch of LAVIV and an increase in license fees of $0.8 million for FDA product and establishment fees. Consulting fees decreased $0.2 million due to the hiring of key personnel offset by an increase in office expense.

Research and Development Expense. Research and development expense for the year ended December 31, 2011 and 2010 was comprised of the following:

	Year Ended December 31,		Increase (Decrease)
	2011	2010	$000s	%
	(in thousands)
Compensation and related expense	$2,108	$1,600	$508	32%
External services – consulting	1,927	2,129	(202)	(10)%
Lab costs and related expense	1,620	879	741	84%
Facilities and related expense	1,516	878	638	73%

Total research and development expense	$7,171	$5,486	$1,685	31%

Research and development expense increased $1.7 million to $7.2 million for the year ended December 31, 2011 as compared to $5.5 million for the year ended December 31, 2010. The increase is primarily due to an increase of $0.4 million in compensation and related expense, an increase of $0.1 million for stock compensation expense, an increase of $0.7 million for lab costs and $0.6 million for contract labor as the Company prepares for the launch and production of the product LAVIV, offset by $0.1 million decrease for consulting fees. Research and development costs are composed primarily of quality and manufacturing costs in connection with LAVIV which was recently approved by the FDA. As we begin selling LAVIV these costs will appear as cost of goods sold on the statements of operations. There are also other costs related to other potential indications for our Fibrocell Therapy, such as acne scars and burn scars. Also, research and development expense includes costs to develop manufacturing, cell collection and logistical process improvements. Research and development costs primarily include personnel and laboratory costs related to these FDA trials and certain consulting costs. The total inception (December 28, 1995) to date cost of research and development as of August 31, 2009 for the Predecessor Company was $56.3 million and total inception (September 1, 2009) to date cost of research and development as of December 31, 2011, for the Successor Company was $14.5 million.

Other income (expense). In November 2010, we received one grant totaling $0.2 million under the Qualified Therapeutic Discovery Project Grants Program. The Qualified Therapeutic Discovery Project Grants Program was included in the healthcare reform legislation, and established a one-time pool of $1 billion for grants to small biotechnology companies developing novel therapeutics which show potential to: (a) result in new therapies that either treat areas of unmet medical need, or prevent, detect, or treat chronic or acute diseases and conditions; (b) reduce long-term health care costs in the United States; or (c) significantly advance the goal of curing cancer within a the 30-year period. There are no matching funding requirements or other requirements necessary to receive the funding.

Interest expense. Interest expense remained relatively constant at $1.1 million for the years ended December 31, 2011 and 2010. Our interest expense for the years ended December 31, 2011 and 2010 is related to the 12.5% notes we issued in connection with our bankruptcy plan.

Change in Revaluation of Warrant and Derivative Liability. During the years ended December 31, 2011 and 2010, we recorded non-cash expense of $4.8 million and $0.5 million for warrant expense, respectively, in our statements of operations due to an increase in the fair value of the warrant liability. This increase in fair value was primarily due to a change in the valuation method from the Black Scholes model to the Monte Carlo simulation model. In addition, the number of shares underlying the warrants increased in 2011 due to the issuance of our Series D preferred stock, which triggered the anti-dilution protection in the warrants resulting in the lowering of the exercise price of the warrants and the increase in the number of shares underlying such warrants. During the year ended December 31, 2011, we recorded non-cash expense of $5.5 million for derivative revaluation expense in our statements of operations due to the change in the fair value of the derivative liability related to the Series A, B and D preferred stock financings.

Loss on discontinued operations. On June 7, 2012 the Company entered into an agreement to sell all of the shares of common stock of Agera held by the Company. The closing of the transaction happened on August 31, 2012. The Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations. Revenue from the operations of Agera decreased $0.1 million to $0.8 million for the year ended December 31, 2011 as compared to $0.9 million for the year ended December 31, 2010. Agera’s costs of sales remained constant at $0.5 million for the year ended December 31, 2011 and for the year ended December 31, 2010. As a percentage of revenue, Agera’s cost of sales was approximately 57% for the year ended December 31, 2011 and 54% for the year ended December 31, 2010.

Net Loss. Net loss, excluding reorganization items, increased $18.4 million to $31.3 million for the year ended December 31, 2011, as compared to $12.9 million for the year ended December 31, 2010. The increase in expense is due to preparation for the launch and production of LAVIV.

Liquidity and Capital Resources

The following table summarizes our cash flows from operating, investing and financing activities for the two years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
	(in thousands)
Statement of Cash Flows Data:
Total cash provided by (used in):
Operating activities	$(16,837)	$(9,266)
Investing activities	(1,570)	(30)
Financing activities	28,336	8,795

Operating Activities. Cash used in operating activities during the year ended December 31, 2011 amounted to $16.8 million, an increase of $7.5 million over the year ended December 31, 2010. The increase in our cash used in operating activities over the prior year is primarily due to an increase in net losses (adjusted for non-cash items) of $6.6 million, in addition to operating cash outflows from changes in operating assets and liabilities.

Investing Activities. Cash used in investing activities during the year ended December 31, 2011 amounted to $1.6 million due to the purchase of property and equipment for the lab facility in Exton, Pennsylvania in preparation of the launch of LAVIV.

Financing Activities. There was $28.3 million cash proceeds received from financing activities during the year ended December 31, 2011, as compared to $8.8 million received from financing activities during the year ended December 31, 2010. During the years ended December 31, 2011 and 2010, we raised cash of $30.4 million and $9.0 million, respectively, from the issuance of common stock, preferred stock and warrants, offset primarily by principal debt payments of $1.3 million in 2011 and dividend payments of $0.6 million and $0.1 million in 2011 and 2010, respectively.

Factors Affecting Our Capital Resources

Inflation did not have a significant impact on our results during the year ended December 31, 2011, or the quarter ended June 30, 2012.

Off-Balance Sheet Transactions

We do not engage in material off-balance sheet transactions.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011 (in thousands):

	Payments due by period
	Total	2012	2013 and 2014	2015 and 2016	2017 and thereafter
Contractual Obligations
Debt obligation	$6,731	$6,731	$—	$—	$—
Operating lease obligations(1)	14,205	884	2,152	2,465	8,704

Total	$20,936	$7,615	$2,152	$2,465	$8,704

(1)	Operating lease obligations are stated based on renewed lease agreement for the office, warehouse and laboratory facilities executed in February 2012.

Item 8. FINANCIAL STATEMENTS & SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Fibrocell Science, Inc.

Exton, Pennsylvania

We have audited the accompanying consolidated balance sheets of Fibrocell Science, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fibrocell Science, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas

March 30, 2012, except for Note 14, which is as of December 10, 2012

Fibrocell Science, Inc.

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$10,798,995	$867,738
Accounts receivable, net	27,275	—
Prepaid expenses and other current assets	1,174,930	497,054
Other current assets of discontinued operations	497,453	550,858

Total current assets	12,498,653	1,915,650
Property and equipment, net of accumulated depreciation of $165,841 and $8,085, respectively	1,433,938	21,589
Intangible assets and other assets	6,340,906	6,340,906

Total assets	$20,273,497	$8,278,145

Liabilities, Preferred Stock and Shareholders’ Deficit
Current liabilities:
Current debt	$6,730,861	$56,911
Accounts payable	1,887,189	1,059,901
Accrued expenses	918,360	784,573
Deferred revenue	55,400	—
Current liabilities of discontinued operations	19,637	41,133

Total current liabilities	9,611,447	1,942,518
Long-term debt	—	7,290,881
Deferred tax liability	2,500,000	2,500,000
Warrant liability	13,087,000	8,171,518
Derivative liability	533,549	2,120,360
Other long-term liabilities	142,002	255,606

Total liabilities	25,873,998	22,280,883

Commitments

Preferred stock series A, $0.001 par value; 9,000 shares authorized; 3,250 shares issued; 0 and 2,886 shares outstanding, respectively	—	1,280,150
Preferred stock series B, $0.001 par value; 9,000 shares authorized; 4,640 shares issued; 0 and 4,640 shares outstanding, respectively	—	—
Preferred stock series B, $0.001 par value; subscription receivable	—	(210,000)
Preferred stock series D, $0.001 par value; 8,000 shares authorized; 7,779 and 1,645 shares issued, respectively, and 3,641 and 1,645 shares outstanding, respectively	—	—

Shareholders’ deficit:
Common stock, $0.001 par value; 250,000,000 shares authorized; 95,678,255 and 20,375,500 issued and outstanding, respectively	95,678	20,376
Common stock-subscription receivable	(550,020)	—
Additional paid-in capital	43,734,339	2,437,893
Accumulated deficit	(49,349,080)	(17,981,530)

Total Fibrocell Science, Inc. shareholders’ deficit	(6,069,083)	(15,523,261)

Noncontrolling interest	468,582	450,373

Total deficit and noncontrolling interest	(5,600,501)	(15,072,888)

Total liabilities, preferred stock, shareholders’ deficit and noncontrolling interest	$20,273,497	$8,278,145

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.

Consolidated Statements of Operations

	For the year ended December 31, 2011	For the year ended December 31, 2010
Revenue	$—	$—
Cost of sales	12,796	—

Gross profit (loss)	(12,796)	—
Selling, general and administrative expenses	12,795,476	6,105,352
Research and development expenses	7,170,520	5,486,319

Operating loss	(19,978,792)	(11,591,671)
Other income (expense)
Reorganization items, net	—	3,303
Other income	—	244,479
Warrant expense	(4,762,694)	(465,232)
Derivative revaluation expense	(5,451,518)	—
Interest expense	(1,061,862)	(1,045,199)

Loss from continuing operations before income taxes	(31,254,866)	(12,854,320)
Income tax benefit	—	—

Loss from continuing operations	(31,254,866)	(12,854,320)
Loss from discontinued operations	(94,475)	(25,313)

Net loss	$(31,349,341)	$(12,879,633)
Net income attributable to noncontrolling interest	(18,209)	(51,898)

Net loss attributable to Fibrocell Science, Inc. common shareholders	$(31,367,550)	$(12,931,531)

Per share information:
Loss from continuing operations-basic and diluted	$(0.57)	$(0.69)
Loss from discontinued operations-basic and diluted	—	—

Net loss per common share—basic and diluted	$(0.57)	$(0.69)

Weighted average number of basic and diluted common shares outstanding	54,857,520	18,757,756

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Noncontrolling Interest	Total Equity (Deficit)
	Number of Shares	Amount
Balance 12/31/09	14,692,167	$14,692	$508,347	$(5,049,999)	$398,475	$(4,128,485)
Issuance of 5.1 million shares of common stock in March 2010, net of issuance costs of $338,100	5,076,664	5,077	3,464,323	—	—	3,469,400
Warrant fair value associated with common shares issued in March 2010	—	—	(2,890,711)	—	—	(2,890,711)
Compensation expense on shares issued to management – 1Q10	—	—	18,000	—	—	18,000
Compensation expense on option awards issued to directors/employees-1Q10	—	—	324,377	—	—	324,377
Compensation expense on option awards issued to non-employees-1Q10	—	—	18,391	—	—	18,391
Compensation expense on shares issued to management – 2Q10	—	—	18,000	—	—	18,000
Compensation expense on option awards issued to directors/employees-2Q10	—	—	222,011	—	—	222,011
Compensation expense on option awards issued to non-employees-2Q10	—	—	33,206	—	—	33,206
Compensation expense on shares issued to management – 3Q10	—	—	18,000	—	—	18,000
Compensation expense on option awards issued to directors/employees-3Q10	—	—	183,231	—	—	183,231
Compensation expense on option awards issued to non-employees-3Q10	—	—	7,724	—	—	7,724
Compensation expense on shares issued to management – 4Q10	—	—	18,000	—	—	18,000
Compensation expense on option awards issued to directors/employees-4Q10	—	—	104,094	—	—	104,094
Compensation expense on option awards issued to non-employees-4Q10	—	—	27,507	—	—	27,507
Preferred Stock Series A conversion	606,667	607	363,393	—	—	364,000
Net loss	—	—	—	(12,931,531)	51,898	(12,879,633)

Balance 12/31/10	20,375,498	$20,376	$2,437,893	$(17,981,530)	$450,373	$(15,072,888)

The accompanying notes are an integral part of these consolidated financial statements.

	Common Stock			Additional Paid-In Capital	Accumulated Deficit	Noncontrolling Interest	Total Equity (Deficit)
	Number of Shares	Amount	Subscription Receivable
Compensation expense on shares issued to management – 1Q11	—	$—	$—	$18,000	$—	$—	$18,000
Compensation expense on option awards issued to directors/employees-1Q11	—	—	—	995,551	—	—	995,551
Compensation expense on option awards issued to non-employees-1Q11	—	—	—	38,203	—	—	38,203
Preferred Stock warrants exercised - 1Q11	289,599	289	—	241,542	—	—	241,831
Preferred Stock Series A and B converted - 1Q11	3,894,000	3,894	—	323,919	—	—	327,813
Compensation expense on shares issued to management – 2Q11	—	—	—	18,000	—	—	18,000
Compensation expense on option awards issued to directors/employees-2Q11	—	—	—	1,082,503	—	—	1,082,503
Compensation expense on option awards issued to non-employees-2Q11	—	—	—	250,473	—	—	250,473
Preferred Stock warrants exercised – 2Q11	7,230,103	7,230	—	6,065,727	—	—	6,072,957
Preferred Stock Series A, B and D converted—2Q11	11,554,000	11,554	—	4,546,768	—	—	4,558,322
Issuance of 1.9 million shares of common stock and 0.2 warrants in June 2011, net of issuance costs of $0.1 million	1,908,889	1,909	—	1,578,651	—	—	1,580,560
Stock option exercised	246,141	246	—	(246)	—	—	—
Compensation expense on shares issued to management – 3Q11	—	—	—	12,000	—	—	12,000
Compensation expense on option awards issued to directors/employees/consultants-3Q11	—	—	—	225,235	—	—	225,235
Preferred Stock warrants exercised – 3Q11	890,564	891	—	944,485	—	—	945,376
Preferred Stock Series A, B and D converted - 3Q11	7,480,000	7,480	—	3,546,584	—	—	3,554,064
Issuance of 41.4 million shares of common stock and 15.7 warrants in August 2011, net of issuance costs of $1.6 million	41,409,461	41,409	(550,020)	21,096,029	—	—	20,587,418
Compensation expense on option awards issued to directors/employees/consultants-4Q11	—	—	—	259,985	—	—	259,985
Preferred Stock Series D converted - 4Q11	400,000	400	—	53,037	—	—	53,437
Net loss	—	—	—	—	(31,367,550)	18,209	(31,349,341)

Balance 12/31/11	95,678,255	$95,678	$(550,020)	$43,734,339	$(49,349,080)	$468,582	$(5,600,501)

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31, 2011	Year ended December 31, 2010
Cash flows from operating activities:
Net loss	$(31,349,341)	$(12,879,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Expense related to stock-based compensation	2,899,950	992,541
Warrant expense	4,762,694	465,232
Derivative revaluation expense	5,451,518	—
Depreciation and amortization	157,756	8,085
Provision for doubtful accounts	17,701	(7,818)
Provision for excessive and/or obsolete inventory	(45,505)	(60,366)
Foreign exchange gain on substantial liquidation of foreign entity	(2,222)	(5,072)
Change in operating assets and liabilities, excluding effects of acquisition:
Decrease (increase) in accounts receivable	(3,524)	47,686
Decrease (increase) in other receivables	(947)	(4,033)
Decrease (increase) in inventory	38,096	27,459
Decrease (increase) in prepaid expenses	(437,367)	42,799
Increase (decrease) in accounts payable	802,920	851,102
Increase (decrease) in accrued expenses, liabilities subject to compromise and other liabilities	816,083	1,256,140
Increase (decrease) in deferred revenue	55,400	—

Net cash used in operating activities	(16,836,788)	(9,265,878)

Cash flows from investing activities:
Purchase of property and equipment	(1,570,105)	(29,674)

Net cash used in investing activities	(1,570,105)	(29,674)

Cash flows from financing activities:
Offering costs associated with the issuance of debt	(100,000)	—
Proceeds from the issuance of redeemable preferred stock series B, net	193,200	4,019,570
Proceeds from the issuance of redeemable preferred stock series D, net	5,642,780	1,509,400
Proceeds from the exercise of warrants	2,418,646	—
Proceeds from the issuance of common stock, net	22,167,978	3,469,400
Payments on insurance loan	(80,578)	(63,683)
Principal payments on 12.5% note payable	(1,283,321)	—
Cash dividends paid on preferred stock	(623,096)	(139,750)

Net cash provided by financing activities	28,335,609	8,794,937

Effect of exchange rate changes on cash balances	2,541	5,865
Net increase (decrease) in cash and cash equivalents	9,931,257	(494,750)
Cash and cash equivalents, beginning of period	867,738	1,362,488

Cash and cash equivalents, end of period	$10,798,995	$867,738

Supplemental disclosures of cash flow information:
Cash paid for interest	$435,096	$—

Non-cash investing and financing activities:
Successor accrued preferred stock dividend	$487,421	$191,417

Financing of insurance premiums	150,251	97,065

Subscription receivable	550,020	210,000

Accrued warrant liability	4,994,307	7,071,010

Conversion of preferred stock Series A balance into common stock	1,202,989	—

Conversion of preferred stock derivative balance into common stock	7,290,647	—

Cashless exercise of warrants recorded previously as a liability	4,841,519	—

Accrued derivative liability	252,318	2,120,360

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.

Notes to Consolidated Financial Statements

Note 1—Business and Organization

Fibrocell Science, Inc. (Fibrocell or the Company) is the parent company of Fibrocell Technologies (Fibrocell Tech) and Agera Laboratories, Inc., a Delaware corporation (Agera). Fibrocell Tech is the parent company of Isolagen Europe Limited, a company organized under the laws of the United Kingdom (Isolagen Europe), Isolagen Australia Pty Limited, a company organized under the laws of Australia (Isolagen Australia), and Isolagen International, S.A., a company organized under the laws of Switzerland (Isolagen Switzerland). Operations in the foreign subsidiaries have been substantially liquidated.

The Company is a cellular aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. The Company’s approved and clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burnscars with a patient’s own, or autologous, fibroblast cells produced in the Company’s proprietary Fibrocell Process. The Company’s lead product, LAVIV™ (LAVIV), is the first and only personalized aesthetic cell therapy approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults.

The Company also marketed a skin care line with broad application in core target markets through its consolidated subsidiary Agera which was sold on August 31, 2012. As a result of disposal of Agera. The Company operates in one segment and Agera is classified as discontinued operations.

The Company has transitioned from its development stage to operational activities as of July 1, 2012. As such, the financial statements have been updated to reflect that the Company is no longer a development stage company. The Company is devoting substantially all of its present efforts to establishing its LAVIV business and its clinical development product candidates. In addition, the Company entered into a financing transaction in October 2012 which raised gross proceeds of $45 million. (See Note 14)

Note 2—Basis of Presentation

As of September 1, 2009, the Company adopted fresh-start accounting in accordance with Accounting Standards Codification (“ASC”) 852-10, Reorganizations. The Company selected September 1, 2009, as the date to effectively apply fresh-start accounting based on the absence of any material contingencies at the August 27, 2009 confirmation hearing and the immaterial impact of transactions between August 27, 2009 and September 1, 2009. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes.

As a result of the disposal of Agera on August 31, 2012 effective, the Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations and the assets and liabilities are classified as assets and liabilities of discontinued operations on the consolidated balance. (See Note 4)

Note 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes. In addition, management’s assessment of the Company’s ability to continue as a going concern involves the estimation of the amount and timing of future cash inflows and outflows. Actual results may differ materially from those estimates.

Reclassifications

Certain prior period amounts related to the classification of Agera as discontinued operations in the financial statements and notes thereto have been reclassified.

Cash and Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

As of December 31, 2011, the Company maintains the majority of its cash primarily with one major U.S. domestic bank. All of our non-interest bearing cash balances were fully insured at December 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. The terms of these deposits are on demand to minimize risk. The Company has not incurred losses related to these deposits. Cash and cash equivalents of less than $0.1 million, related to Agera and the Company’s Swiss subsidiary is maintained in two separate financial institutions. The Company invests these funds primarily in demand deposit accounts.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts related to its Agera’s accounts receivable that have been deemed to have a high risk of collectability. Management reviews its accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Management analyzes historical collection trends and changes in its customer payment patterns, customer concentration, and creditworthiness when evaluating the adequacy of its allowance for doubtful accounts. In its overall allowance for doubtful accounts, the Company includes any receivable balances that are determined to be uncollectible. Based on the information available, management believes the allowance for doubtful accounts is adequate; however, actual write-offs might exceed the recorded allowance.

The allowance for doubtful accounts, which is included in assets of discontinued operations, was $46,981 and $29,280 at December 31, 2011 and 2010, respectively.

Inventory

Inventories are determined at the lower of cost or market value with cost determined under specific identification and on the first-in-first-out method. Inventories consist of raw materials and finished goods. At December 31, 2011, Agera’s inventory, which is included in assets of discontinued operations, of $0.3 million consisted of $0.1 million of raw materials and $0.2 million of finished goods. At December 31, 2010, Agera’s inventory of $0.3 million consisted of $0.2 million of raw materials and $0.1 million of finished goods.

Property and equipment

Property and equipment is carried at cost less accumulated depreciation and amortization. Generally, depreciation and amortization for financial reporting purposes is provided by the straight-line method over the estimated useful life of three years, except for leasehold improvements which are amortized using the straight-line method over the remaining lease term or the life of the asset, whichever is shorter. The cost of repairs and maintenance is charged as an expense as incurred.

Intangible assets

Intangible assets are research and development assets related to the Company’s primary study that was recognized upon emergence from bankruptcy. The portion of the reorganization value which was attributed to identified intangible assets was $6,340,656. This value is related to research and development assets that are not subject to amortization. In accordance with ASC 805-20, Business Combinations, Identifiable Assets and Liabilities, and Any Noncontrolling Interest, this amount is reported as intangibles in the consolidated balance sheets, and is not being amortized.

Intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. There was no impairment of the intangible assets as of December 31, 2011.

Revenue recognition

The Company recognizes revenue over the period the service is performed in accordance with ASC 605, Revenue Recognition (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured.

Revenue from the sale of Agera’s products is recognized upon transfer of title, which is upon shipment of the product to the customer. The Company believes that the requirements of ASC 605 are met when the ordered product is shipped, as the risk of loss transfers to our customer at that time, the fee is fixed and determinable and collection is reasonably assured. Any advanced payments are deferred until shipment. As a result of the sale of Agera, these revenues have been reflected in discontinued operations.

Research and development expenses

Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Research and development costs also include costs to develop manufacturing, cell collection and logistical process improvements.

Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. The Company accrues the costs of services rendered in connection with third-party contractor activities based on its estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.

Other Income, Net

In November 2010, we received one grant totaling $0.2 million under the Qualified Therapeutic Discovery Project Grants Program. The Qualified Therapeutic Discovery Project Grants Program was included in the healthcare reform legislation, and established a one-time pool of $1 billion for grants to small biotechnology companies developing novel therapeutics which show potential to: (a) result in new therapies that either treat areas of unmet medical need, or prevent, detect, or treat chronic or acute diseases and conditions; (b) reduce long-term health care costs in the United States; or (c) significantly advance the goal of curing cancer within a the 30-year period. There are no matching funding requirements or other requirements necessary to receive the funding.

Warrant Liability

Certain warrants are measured at fair value and liability-classified under ASC 815, Derivatives and Hedging, (“ASC 815”) because the warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. Effective December 31, 2011, we calculated the fair value of the warrants using the Monte Carlo simulation valuation method due to the changes in the product status with the approval of LAVIV. Prior to December 31, 2011, the Black-Scholes option-pricing model was utilized due to the assumptions present prior to the approval of LAVIV. The fair value is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.

Preferred Stock and Derivative Liability

The preferred stock has been classified within the mezzanine section between liabilities and equity in its consolidated balance sheets in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) because any holder of Series A, B and D Preferred may require the Company to redeem all of its Series A, B or D Preferred in the event of a triggering event which is outside of the control of the Company.

The embedded conversion option for the Series A Preferred, Series B Preferred and Series D Preferred has been recorded as a derivative liability under ASC 815 in the Company’s consolidated balance sheet and will be re-measured on the Company’s reporting dates. The fair value of the derivative liability is determined using the Black-Scholes option-pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expected term, and the risk-free interest rate. The Company will continue to classify the fair value of the embedded conversion option as a liability until the preferred stock is converted into common stock.

Stock-based Compensation

The Company accounts for stock-based awards to employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. In addition, the Company accounts for stock-based compensation to nonemployees in accordance with the accounting guidance for equity instruments that are issued to other than employees. The Company uses a Black-Scholes option-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Expected volatility is based on historical volatility of the Company’s competitor’s stock since the Company ceased trading as part of the bankruptcy and emerged as a new entity. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted. The Company estimates future forfeitures of options based upon expected forfeiture rates.

Income taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss (“NOLs”) carryover. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

In the event the Company is charged interest or penalties related to income tax matters, the Company would record such interest as interest expense and would record such penalties as other expense in the consolidated statements of operations. No such charges have been incurred by the Company. As of December 31, 2011 and December 31, 2010, the Company had no accrued interest related to uncertain tax positions.

At December 31, 2011 and December 31, 2010, the Company has provided a full valuation allowance for the net deferred tax assets, the large majority of which relates to the future benefit of loss carryovers. In addition, as a result of fresh-start accounting, the Company may be limited by section 382 of the Internal Revenue Service Code. The tax years 2008 through 2011 remain open to examination by the major taxing jurisdictions to which we are subject. The deferred tax liability at December 31, 2011 and December 31, 2010, relates to the intangible assets recognized upon fresh-start accounting.

Income (loss) per share data

Basic income (loss) per share is calculated based on the weighted average common shares outstanding during the period. Diluted income per share (“Diluted EPS’) also gives effect to the dilutive effect of stock options, warrants, restricted stock and convertible preferred stock calculated based on the treasury stock method.

The following potentially dilutive securities have been excluded from the computations of diluted weighted-average shares outstanding as of December 31, 2011 and 2010, as they would be anti-dilutive:

	For the year ended December 31,
	2011	2010
Shares of convertible preferred stock	7,282,000	18,342,000
Shares underlying options outstanding	13,608,500	5,677,000
Shares underlying warrants outstanding	49,135,602	31,178,295
Unvested restricted stock	—	150,000

Fair Value of Financial Instruments

The carrying values of certain of the Company’s financial instruments, including cash equivalents and accounts payable approximates fair value due to their short maturities. The fair values of the Company’s long-term obligations are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. The carrying values of the Company’s long-term obligations approximate their fair values.

The fair value of the reorganization value which applies in fresh-start accounting was estimated by applying the income approach and a market approach. This fair value measurement is based on significant inputs that are not observable in the market and, therefore, represents a Level 3 measurement as defined in ASC 820, Fair Value Measurements.

Note 4—Discontinued Operations

On June 7, 2012, the Company entered into a share purchase agreement (Agreement) with Rohto Pharmaceutical Co., Ltd. (Purchaser), pursuant to which the Company agreed to sell to Purchaser all of the shares of common stock of Agera held by the Company (the Agera Shares), which represents 57% of the outstanding common stock of Agera. The closing of the Agreement is expected to take place on August 31, 2012, or such earlier time as the parties agree. Pursuant to the Agreement, the purchase price (Purchase Price) for the Agera Shares will be (i) $850,000; plus (ii) the amount equivalent to 57% of total sum of the cash held by Agera at the date of closing; plus (iii) the amount equivalent to 57% of Agera’s accounts receivable less allowance for uncollectible account at the date of closing. Purchaser paid $400,000 of the Purchase Price (the Initial Payment) within ten business days after the execution of the Agreement, with the remaining portion of the Purchase Price to be paid within ten business days after the closing date. In the event that the Agreement is terminated due to a material breach of the Agreement by the Company the Initial Payment shall be returned to Purchaser. In the event that the Agreement is terminated due to the material breach of the Agreement by Purchaser or due to Purchaser’s failure to close the transaction by August 31, 2012, the Initial Payment shall be deemed nonrefundable and shall be retained by the Company. Accordingly, all operating results from continuing operations exclude the results for Agera which are presented as discontinued operations. The Company will not have continuing involvement after the sale and the Company expects to record a gain on the sale.

The assets and liabilities of Agera have been segregated as assets and liabilities of discontinued operations in the accompanying consolidated balance sheets. In addition, the financial results of Agera are classified as discontinued operations in the accompanying Consolidated Statement of Operations. Summary financial information related to discontinued operations is as follows:

As of December 31, 2011 and 2010, assets and liabilities classified as discontinued operations on the consolidated balance sheets are as follows:

	December 31, 2011	December 31, 2010
Accounts receivable, net	$188,439	$229,891
Inventory	266,347	258,939
Prepaid expenses	42,667	62,028

Current assets of discontinued operations	$497,453	$550,858

Accounts payable	11,855	36,224
Accrued expenses	7,782	4,909

Current liabilities of discontinued operations	$19,637	$41,133

As of December 31, 2011 and 2010, loss from discontinued operations on the consolidated statement of operations included the foreign subsidiaries and Agera. Agera’s loss from discontinued operations on the consolidated statement of operations is as follows:

	For the year ended December 31, 2011	For the year ended December 31, 2010
Product sales	$812,235	$936,369
Cost of sales	451,078	502,648

Gross profit	361,157	433,721

Operating income (loss)	$(54,853)	$23,492

Net income (loss)	$(73,062)	$(28,406)

Note 5—Fair Value Measurements

The Company adopted the accounting guidance on fair value measurements for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2: Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about each major category of the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010:

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2011

Liabilities
Warrant liability	$—	$—	$13,087,000	$13,087,000
Derivative liability	—	—	533,549	533,549

Total	$—	$—	$13,620,549	$13,620,549

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2010

Liabilities
Warrant liability	$—	$—	$8,171,518	$8,171,518
Derivative liability	—	—	2,120,360	2,120,360

Total	$—	$—	$10,291,878	$10,291,878

The reconciliation of warrant liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Warrant Liability
Balance at January 1, 2010	$635,276
Issuance of additional warrants	7,071,010
Change in fair value of warrant liability	465,232

Balance at December 31, 2010	$8,171,518
Issuance of additional warrants	4,994,307
Exercise of warrants	(4,841,519)
Change in fair value of warrant liability	4,762,694

Balance at December 31, 2011	$13,087,000

The fair value of the warrant liability is based on Level 3 inputs. For this liability, the Company developed its own assumptions that do not have observable inputs or available market data to support the fair value. See Note 12 for further discussion of the warrant liability.

The reconciliation of derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Derivative Liability
Balance at January 1, 2010	$—
Record fair value of derivative liability	2,120,360

Balance at December 31, 2010	2,120,360
Issuance of additional preferred stock and other	252,318
Conversion of preferred stock	(7,290,647)
Change in fair value of derivative liability	5,451,518

Balance at December 31, 2011	$533,549

The fair value of the derivative liability is based on Level 3 inputs. For this liability, the Company developed its own assumptions that do not have observable inputs or available market data to support the fair value. See Note 11 for further discussion of the derivative liability.

Note 6—Property and Equipment

As of December 31, 2011 and 2010, property and equipment consisted of the following:

	December 31, 2011	December 31, 2010
Lab equipment	$402,192	$18,685
Computer equipment and software	137,251	10,989
Leasehold improvements	298,781	—
Construction-in-process	761,555	—

	1,599,779	29,674
Less: Accumulated depreciation	(165,841)	(8,085)

Property and equipment, net	$1,433,938	$21,589

Depreciation expense was $157,756 and $8,085 for the year ending December 31, 2011 and 2010, respectively.

Note 7—Accrued Expenses

Accrued expenses consist of the following:

	December 31, 2011	December 31, 2010
Accrued professional fees	$702,106	$413,384
Accrued compensation	4,338	4,310
Dividend on preferred stock payable	55,742	191,417
Accrued other	156,174	175,462

Accrued expenses	$918,360	$784,573

Note 8—Debt

The Company’s outstanding debt at December 31, 2011 and December 31, 2010 consists of $6.7 million and $7.3 million, respectively, of 12.5% Unsecured Promissory Notes (“Notes”). Unpaid interest has been accreted to the principal at a rate of 15%. The Notes have the following features: (1) 12.5% interest payable quarterly in cash or, at the Company’s option, 15% payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due; (2) maturing June 1, 2012; (3) at any time prior to the maturity date, the Company may redeem any portion of the outstanding principal of the Notes in cash at 125% of the stated face value of the Notes. There is a mandatory redemption feature that requires the Company to redeem all outstanding Notes if: (1) the Company successfully completes a capital campaign raising in excess of $10 million; or (2) the Company is acquired by, or sells a majority stake to, an outside party.

Since the Company consummated a single offering of at least $10 million in August 2011, certain note holders were entitled to a mandatory redemption of the outstanding principal plus any interest payable in cash within three business days of the consummation. Approximately $1.7 million including interest was paid in 2011 after consummation of the offering. The remaining note holders signed amendments to their notes raising the mandatory redemption for a single offering or a series of offerings within a six-month period from $10 million to $30 million. The Note is due June 2012.

Note 9—Income Taxes

Fibrocell and Fibrocell Tech file a consolidated U.S. Federal income tax return. Agera files a separate U.S. Federal income tax return. The Company’s foreign subsidiaries, which comprise loss from discontinued operations, file income tax returns in their respective jurisdictions. The geographic source of loss from continuing operations is the United States.

The components of the income tax expense/(benefit) related to continuing operations, are as follows:

	Year ended December 31, 2011	Year ended December 31, 2010
U.S. Federal:
Current	$—	$—
Deferred	—	—
U.S. State:
Current	—	—
Deferred	—	—

	$—	$—

The reconciliation between income tax benefit at the U.S. federal statutory rate and the amount recorded in the accompanying consolidated financial statements is as follows:

	Year ended December 31, 2011	Year ended December 31, 2010
Tax benefit at U.S. federal statutory rate	$(10,958,402)	$(4,490,789)
Increase in domestic valuation allowance	8,880,185	5,077,136
State income taxbenefit before valuation allowance, net of federal benefit	(1,370,399)	(789,894)
Derivative revaluation expense	1,908,031	—
Warrant revaluation expense	1,666,943	162,831
Other	(126,358)	40,716

	$—	$—

The components of the Company’s net deferred tax liabilities at December 31, 2011 and 2010 are as follows:

	December 31, 2011	December 31, 2010
Deferred tax liabilities:
Intangible assets	$2,500,000	$2,500,000

Total deferred tax liabilities	$2,500,000	$2,500,000

Deferred tax assets:
Loss carryforwards	$39,059,449	$31,162,384
Property and equipment	1,390,315	1,460,890
Accrued expenses and other	1,165,103	1,285,007
Stock compensation	2,103,702	930,103

Total deferred tax assets	43,718,569	34,838,384
Less: valuation allowance	(43,718,569)	(34,838,384)

Total deferred tax assets	$—	$—

Net deferred tax liabilities	$2,500,000	$2,500,000

As of December 31, 2011, the Company had generated U.S. net operating loss carryforwards of approximately $96.5 million which expire in years through 2031 and net loss carryforwards in certain non-US jurisdictions of approximately $24.4 million. The U.S. net operating loss carryforwards were reduced by approximately $74 million as a result of the Company’s emergence from bankruptcy. The net operating loss carryforwards are available to reduce future taxable income. However, a change in ownership, as defined by federal income tax regulations, could significantly limit the Company’s ability to utilize its U.S. net operating loss carryforwards. Additionally, because federal tax laws limit the time during which the net operating loss carryforwards may be applied against future taxes, if the Company fails to generate taxable income prior to the expiration dates it may not be able to fully utilize the net operating loss carryforwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at December 31, 2011 and 2010. The valuation allowance increased by $8.9 million and $5.1 million during 2011 and 2010, respectively, due to the impact from the current year net losses incurred.

Note 10—Commitments

Leases

As stated in Note 14, in 2012, the Company renewed its lease for the office, warehouse and laboratory facilities in Exton, Pennsylvania under a non-cancelable operating lease through 2023. Future minimum lease commitments for the amended lease agreement are as follows:

Year Ending December 31,
2012	$884,173
2013	1,070,438
2014	1,081,250
2015	1,211,000
2016	1,254,250
2017 and thereafter	8,704,063

Total	$14,205,174

For each of the years ended December 31, 2011 and 2010, rental expense totaled $1.4 million.

Note 11-Equity

Common Stock Private Placements

On August 3, 2011, the Company entered into agreements with certain accredited investors, pursuant to which the Company agreed to sell to the purchasers an aggregate of 41,409,461 shares of Company common stock at a purchase price of $0.55 per share in a private placement. Each purchaser also received a warrant to purchase 0.35 shares of common stock for every share of common stock acquired in the offering with an exercise price of $0.75 per share and a term of 5 years from issuance. The warrants are callable by the Company if the common stock trades over $1.75 for 20 consecutive trading days at any time after the shares underlying the warrants are registered or eligible for resale pursuant to Rule 144. The aggregate purchase price paid by the purchasers at closing for the common stock and the warrants was $22.8 million. As of December 31, 2011, there was a subscription receivable of $0.6 million. The placement agents for the transaction received cash compensation of $1.6 million and warrants to purchase 1,252,761 shares of Company common stock at an exercise price of $0.5454 and fair value of $440,330. Cash issuance costs of $1.6 million were netted against the gross proceeds.

On June 16, 2011, the Company completed a private placement, pursuant to which it sold an aggregate of 1,908,889 shares of Company common stock to eight accredited investors for an aggregate purchase price of $1,718,000. The placement agent for the transaction received cash compensation of $137,440 and warrants to purchase 152,711 shares of Company common stock at an exercise price of $0.90 per share.

Redeemable Preferred stock

The Redeemable Preferred stock (“Preferred Stock’) is convertible into common stock at the option of the holder on a share-for-share basis. Each of the foregoing securities are subject to the “down-round” protection and if at any time while the Preferred Stock is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then conversion price of the Preferred (“Conversion Price”) or the exercise price of the warrants, then the conversion price and exercise price will be reduced to equal the lower price. The Preferred Stock has been classified by the Company within the mezzanine section between liabilities and equity in its consolidated balance sheets in accordance with ASC 480 because any holder of Preferred may require the Company to redeem all of its Preferred Stock in the event of a triggering event which is outside of the control of the Company.

In addition, the holders of the Preferred stock have no voting rights except with respect to specified matters affecting the rights of the Series A, B and D Redeemable preferred stock. The Preferred stockholders are entitled to receive cumulative dividends at the rate per share of 6% per annum.

The Company records accrued dividends at a rate of 6% per annum on the Preferred Stock. As of December 31, 2011 and December 31, 2010, $55,742 and $191,417, respectively, were accrued for dividends payable. The Company paid cash of $623,096 and $139,750 for the year ended December 31, 2011 and December 31, 2010, respectively.

On May 24, 2011, the Company sent a mandatory conversion notice to the holders of its outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Pursuant to the notice, each holder of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock was notified that since the volume weighted average price of the Company’s common stock had exceeded 200% of the then effective conversion price of the Preferred Stock for twenty consecutive trading days; the Company was permitted to force the conversion of the Preferred Stock into Company common stock. The conversion was effective on July 7, 2011; provided that holders of Preferred Stock had the right to voluntarily convert their shares of Preferred Stock prior to such date. During 2010 and 2011, 364 and 2,886 Series A preferred shares were converted into 606,667 and 5,772,000 common shares, respectively. During 2011, 4,640 Series B preferred shares were converted into 9,280,000 common shares.

During 2011, 4,138 Series D preferred shares were converted into 8,276,000 common shares.

Preferred Stock Series B

In the third and fourth quarter of 2010, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell to the Purchasers in the aggregate: (i) 4,640 shares of Series B Preferred, with a par value of $0.001 per share and a stated value of $1,000 per share Series B Preferred, and (ii) the Warrants to purchase 7,733,334 shares of Common Stock at an exercise price of $0.8054 per share. The aggregate purchase price for the third and fourth quarter 2010 Series B Preferred financing paid by the Purchasers for the Series B Preferred and the Warrants was $4,430,000. The Company used the proceeds for working capital purposes. As a result of the December 2010 Series D Preferred Stock transaction the shares and warrants were repriced to $0.50 per share. After giving effect to this anti-dilution provision, as of December 31, 2010, there will be 9,280,000 shares of Common Stock underlying the Series B Preferred.

Preferred Stock Series D

On January 21, 2011, the Company completed a private placement of securities in which the Company sold to certain accredited investors in the aggregate: (i) 1,234 shares of Series D Convertible Preferred Stock, with a par value of $0.001 per share and a stated value of $1,000 per share, and (ii) warrants to purchase 2,468,000 shares of Company common stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the Warrants was $1,234,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes. The placement agents for the offering received cash compensation of $98,720 and warrants to purchase 197,440 shares of Common Stock at an exercise price of $0.50 per share.

On January 28, 2011, the Company completed a private placement of securities in which the Company sold to certain accredited investors in the aggregate: (i) 1,414 shares of Series D at a stated value of $1,000 per share, and (ii) warrants to purchase 2,828,000 shares of Common Stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the warrants was $1,414,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes. The placement agents for the offering received cash compensation of $113,120 and warrants to purchase 226,240 shares of Common Stock at an exercise price of $0.50 per share.

On February 9, 2011, the Company completed a private placement of securities in which the Company sold to certain accredited investors in the aggregate: (i) 3,436 shares of Series D at a stated value of $1,000 per share, and (ii) warrants to purchase 6,872,000 shares of Common Stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the warrants was $3,436,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes. The placement agents for the offering received cash compensation of $274,880 and warrants to purchase 549,760 shares of Common Stock at an exercise price of $0.50 per share.

On March 1, 2011, the Company completed a private placement of securities in which the Company sold to certain accredited investors in the aggregate: (i) 50 shares of Series D at a stated value of $1,000 per share, and (ii) warrants to purchase 100,000 shares of Common Stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the warrants was $50,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes. The placement agents for the offering received cash compensation of $4,000 and warrants to purchase 8,000 shares of Common Stock at an exercise price of $0.50 per share.

On December 15, 17 and 27, 2010, the Company completed a private placement of securities of Series D Preferred and warrants. The details of the 2010 Series D Preferred financing are as follows: 1,645 shares of Series D Preferred, with a par value of $0.001 per share and a stated value of $1,000 per share and (ii) warrants to purchase 3,290,000 shares of Common Stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the Warrants was $1,645,000 (representing $1,000 for each share of Series D Preferred together with Warrants).

Conversion option of Redeemable Preferred stock

The embedded conversion option for the Preferred Stock has been recorded as a derivative liability under ASC 815 in the Company’s consolidated balance sheet as of December 31, 2011 and 2010 and will be re-measured on the Company’s reporting dates. The fair value of the derivative liability is determined using the Black-Scholes option-pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. The Company will continue to classify the fair value of the embedded conversion option as a liability until the preferred stock is converted into common stock.

The embedded conversion option for the Preferred Stock was valued at $533,549 and $2,120,360 at December 31, 2011 and 2010, respectively, at fair value using the Black-Scholes option-pricing model. The fair market value of the derivative liability was computed using the Black-Scholes option-pricing model with the following weighted average assumptions:

	December 31, 2011	December 31, 2010
Expected life (years)	1.1 years	1.6 years
Interest rate	0.1%	1.6%
Dividend yield	—	—
Volatility	61%	63%

Note 12-Warrants

We account for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants are accounted for as a derivative in accordance with ASC 815 if the stock warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The fair value of the equity-classified warrants for the year ended December 31, 2011 and the fair value of the liability-classified warrants at December 31, 2010 was determined using the Black-Scholes option-pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expectedterm, and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability. Effective December 31, 2011, we calculated the fair value of the warrants using the Monte Carlo simulation valuation method due to the changes in the product status with the approval of LAVIV.

The following table summarizes outstanding warrants to purchase Common Stock as of December 31, 2011:

	Number of Warrants	Exercise Price	Expiration Dates
Liability-classified warrants
Issued in Series A Preferred Stock offering	3,256,492	$0.50	Oct. 2014
Issued in March 2010 offering	4,917,602	0.50	Mar. 2015
Issued in Series B Preferred Stock offering	9,616,086	0.50	Jul.-Nov. 2015
Issued in Series D Preferred Stock offering	15,446,640	0.50	Dec. 2015-Mar. 2016

	33,236,820

Equity-classified warrants
Issued in June 2011 equity financing	152,711	$0.90	June 2016
Issued to placement agents in August 2011 equity financing	1,252,761	0.55	August 2016
Issued in August 2011 equity financing	14,493,310	0.75	August 2016

	15,898,782

Total	49,135,602

The following table summarizes the rollforward of the warrants for the two years ended December 31, 2011:

Number of warrants
Outstanding at January 1, 2010	1,168,210
Warrants issued with financing	17,359,983
Additional warrants issued due to anti-dilution provision	12,650,102
Exercised	—

Outstanding at December 31, 2010	31,178,295
Warrants issued with financing	29,148,222
Exercised	(11,190,915)

Outstanding at December 31, 2011	49,135,602

There were 4,837,291 warrants exercised for the year ended December 31, 2011 which resulted in receipts of $2,418,646 and the issuance of 4,837,291 shares of common stock. In addition, there were 6,387,235 cashless warrants exercised for the year ended December 31, 2011 which resulted in the issuance of 3,572,971 shares of common stock for the year ended December 31, 2011.

Liability-classified Warrants

Series D Preferred Stock Warrants and Placement Agent Warrants

In connection with the Series D Convertible Preferred Stock transaction, the Company issued 12,268,000 warrants at an exercise price of $0.50 per share and 981,440 placement agent warrants at an exercise price of $0.50 per share during the first quarter of 2011. The warrants are liability classified since they have “down-round” price protection and they are re-measured on the Company’s reporting dates. The weighted average fair market value of the warrants, at the date of issuance, granted to the accredited investors and placement agents, based on the Black-Scholes option-pricing model, is estimated to be $0.45 per warrant.

All liability-classified warrants have an exercise price of $0.50 per share as a result of the December 2010 Series D Preferred Stock financing transaction.

The fair market value of the liability-classified warrants was computed using the Black-Scholes option-pricing model for the year ended December 31, 2010 with the following key weighted average assumptions as date indicated:

	December 31, 2010	Net cash settlement as of December 31, 2010(1)
Calculated aggregate value	$8,171,518	$11,450,000
Exercise price per share of warrant	$0.50	$0.50
Closing price per share of common stock	$0.51	$0.51
Volatility	63%	100	%(2)
Expected term (years)	4.7	4.7
Risk-free interest rate	1.8%	1.8%
Dividend yield	0%	0%

(1)	Represents the net cash settlement value of the warrant as of December 31, 2010, which value was calculated utilizing the Black-Scholes option-pricing model specified in the warrant.

(2)	Represents the volatility assumption used to calculate the net cash settlement value as of December 31, 2010.

Effective December 31, 2011, the Company utilized the Monte Carlo simulation valuation method to value the liability classified warrants. The following table summarizes the calculated aggregate fair values and net cash settlement value as of the dates indicated along with the assumptions utilized in each calculation.

	December 31, 2011	Net cash settlement as of December 31, 2011(1)
Calculated aggregate value	$13,087,000	$8,320,000
Exercise price per share of warrant	$0.50	$0.50
Closing price per share of common stock	$0.40	$0.40
Volatility	70%	100	% (2)
Probability of Fundamental Transaction or Delisting	45.1%	—
Expected term (years)	3.7	3.7
Risk-free interest rate	0.63%	0.63%
Dividend yield	0%	0%

(1)	Represents the net cash settlement value of the warrant as of December 31, 2011, which value was calculated utilizing the Black-Scholes option-pricing model specified in the warrant.

(2)	Represents the volatility assumption used to calculate the net cash settlement value as of December 31, 2011.

Equity-classified Warrants

In connection with the private placement transaction on August 3, 2011, the Company issued warrants to purchase 14,493,310 shares of the Company common stock to certain accredited investors with an exercise price of $0.75 per share and a term of 5 years from issuance. The warrants are callable by the Company if the common stock trades over $1.75 for 20 consecutive trading days. The placement agents for the transaction received warrants to purchase 1,252,761 shares of Company common stock at an exercise price of $0.5454. The Company determined the average fair value of the warrants as of the date of the grant was $0.31 per share utilizing the Black-Scholes option-pricing model. In estimating the fair value of the warrants, the Company utilized the following inputs: closing price per share of common stock of $0.63, volatility of 61.4%, expected term of 5 years, risk-free interest rate of 1.25% and dividend yield of zero.

On June 16, 2011, the Company completed a private placement and issued warrants to the placement agents in the private placement to purchase 152,711 shares of Company common stock at an exercise price of $0.90 per share. The Company determined the fair value of the warrants as of the date of the grant was $0.62 per share utilizing the Black-Scholes option-pricing model. In estimating the fair value of the warrants, the Company utilized the following inputs: closing price per share of common stock of $1.08, volatility of 61.6%, expected term of 5 years, risk-free interest rate of 1.52% and dividend yield of zero.

Note 13—Equity-based Compensation

Total stock-based compensation expense recognized using the straight-line attribution method in the consolidated statement of operations for the year ended December 31 is as follows:

	2011	2010
Stock option compensation expense for employees and directors	$2,607,210	$833,713
Restricted stock expense	48,000	72,000
Equity awards for nonemployees issued for services	244,740	86,828

Total stock-based compensation expense	$2,899,950	$992,541

Our board of directors adopted the 2009 Equity Incentive Plan (the “Plan”) effective September 3, 2009. The Plan is intended to further align the interests of the Company and its stockholders with its employees, including its officers, non-employee directors, consultants and advisors by providing incentives for such persons to exert maximum efforts for the success of the Company. The Plan originally allowed for the issuance of up to 4,000,000 shares of the Company’s common stock. In June 2011, the board of directors of the Company amended the 2009 Equity Incentive Plan to increase the number of shares available for issuance under the Plan to 15,000,000 shares of common stock. The types of awards that may be granted under the Plan include options (both nonqualified stock options and incentive stock options), stock appreciation rights, stock awards, stock units, and other stock-based awards. Notwithstanding the foregoing, to the extent the Company is unable to obtain shareholder approval of the Plan within one year of the effective date, any incentive stock options issued pursuant to the Plan shall automatically be considered nonqualified stock options, and to the extent a holder of an incentive stock option exercises his or her incentive stock option prior to such shareholder approval date, such exercised option shall automatically be considered to have been a nonqualified stock option. The term of each award is determined by the Board at the time each award is granted, provided that the terms of options may not exceed ten years.

During the years ended December 31, 2011 and 2010, the weighted average fair market value using the Black-Scholes option-pricing model of the options granted was $0.40 and $0.53, respectively. The fair market value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for the year ended December 31:

	2011	2010
Expected life (years)	5.4 years	5.1 years
Interest rate	2.1%	2.0%
Dividend yield	—	—
Volatility	62%	64%

There were 600,000 cashless stock options exercised during the year ended December 31, 2011, which resulted in the issuance of 246,141 shares of common stock.

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at January 1, 2010	2,807,000	$0.77	7.35	$1,082,800
Granted	2,870,000	0.95
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2010	5,677,000	$0.86	7.46	$—
Granted	9,628,000	$0.72
Exercised	(600,000)	$0.75		318,000
Forfeited	(1,096,500)	$0.77

Outstanding at December 31, 2011	13,608,500	$0.77	8.36	$—

Exercisable at December 31, 2011	8,596,427	$0.80	8.00	$—

The following table summarizes the Company’s non-vested stock options:

	Non-vested Options
	Number of Shares	Weighted- Average Fair Value
Non-vested at January 1, 2010	677,000	$0.36
Granted	2,870,000	0.53
Vested	(1,497,384)	0.49
Forfeited	—	—

Non-vested at December 31, 2010	2,049,616	$0.50
Granted	9,628,000	0.72
Vested	(5,569,043)	0.77
Forfeited	(1,096,500)	0.76

Non-vested at December 31, 2011	5,012,073	$0.41

The total fair value of shares vested during the twelve months ended December 31, 2011 was $2.5 million. As of December 31, 2011, there was $1.4 million of total unrecognized compensation cost, related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of 1.5 years. As of December 31, 2011, there was less than $0.1 million of total unrecognized compensation expense related to performance-based, non-vested employee stock options. That cost will be recognized when the performance criteria within the respective performance-based option grants become probable of achievement.

Restricted stock

The following table summarizes the Company’s restricted stock activity for the year ended December 31, 2011:

	Non-vested Options
	Number of Shares	Weighted- Average Fair Value
Non-vested at January 1, 2010	300,000	$0.48
Granted	—	—
Vested	(150,000)	0.48
Forfeited	—	—

Non-vested at December 31, 2010	150,000	$0.48
Granted	—	—
Vested	(150,000)	0.48
Forfeited	—	—

Non-vested at December 31, 2011	—	$—

Note 14—Subsequent Events

Our corporate headquarters and manufacturing operations are located in one location, Exton, Pennsylvania. On February 17, 2012 the Company renegotiated the lease and extended it for a period of ten years until March 31, 2023. The lease is non-cancelable and the minimum annual lease payments are summarized in Note 10.

On June 7, 2012 the Company entered into an agreement to sell all of the shares of common stock of Agera held by the Company. As a result of the disposal of Agera on August 31, 2012, the Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations and the assets and liabilities are classified as assets and liabilities of discontinued operations on the consolidated balance. See Note 4 for further discussion of the Agera discontinued operations.

The Company has transitioned from its development stage to operational activities as of July 1, 2012. The Company is devoting substantially all of its present efforts to establishing its LAVIV business and its clinical development product candidates. In addition, the Company entered into a financing transaction in October 2012 which raised gross proceeds of $45 million. All losses accumulated since inception through June 30, 2012 have been considered as part of the Company’s development stage activities.

On October 9, 2012, the Company completed a private placement financing with a select group of institutional investors and high net worth individuals for gross proceeds of $45.0 million from the sale of 450 million shares of common stock at a price of $0.10 per share. As of December 12, 2012, the Company had received $43.0 million in gross proceeds from the Offering with the remaining $2.0 million in subscribed proceeds expected to be received in the near future from a single foreign investor. In connection with the financing, the placement agents received aggregate compensation of $2.7 million.

Concurrent with the closing of this transaction, the outstanding Series D and Series E Convertible Preferred Stock was converted into common stock, leaving no remaining shares of preferred stock outstanding. Also concurrent with the closing, approximately $2.1 million in principal amount of the Company’s outstanding convertible notes was converted into common stock at a conversion price of $0.10 per share and the remaining $1.7 million in principal amount of the outstanding convertible notes was redeemed for cash with the proceeds from the transaction. The outstanding convertible notes were converted and redeemed in the amount of outstanding principal, accrued interest and interest scheduled to maturity.

        Concurrent with this transaction, the Company entered into an Exclusive Channel Collaboration Agreement (the Channel Agreement) with Intrexon Corporation (Intrexon) that governs a “channel collaboration” arrangement governing a strategic collaboration for the development and commercialization of genetically modified and non-genetically modified autologous fibroblasts and autologous dermal cells in the United States. Pursuant to the Channel Agreement, the Company will engage Intrexon for support services for the development of new products covered under the Channel Agreement and will reimburse Intrexon for its fully-loaded cost for time and materials for transgenes, cell processing, or other work performed by Intrexon for such research and manufacturing. The Company will pay quarterly cash royalties on improved products equal to one-third of cost of goods sold savings less any such savings developed by the Company outside of the Channel Agreement. On all other developed products, the Company will pay Intrexon quarterly cash royalties of 7% on aggregate annualized net sales up to $100 million, and 14% on aggregate annualized net sales greater than $100 million. Sales from the Company’s currently marketed products (including new indications) will not be subject to royalty payments unless they are improved upon through the Channel Agreement. On October 5, 2012, the Company also entered into a Stock Issuance Agreement with Intrexon pursuant to which the Company issued to Intrexon a number of shares of Company common stock valued at approximately $3.3 million based on a per share value of $0.10 per share (the “Technology Access Shares”), which issuance was deemed paid in partial consideration for the execution and delivery of the Channel Agreement.